Exhibit 99.1(a)(5)(vi)

1

LEGAL INFORMATION:

This script is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Limited Brands’ common stock. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that Limited Brands has distributed to its stockholders. Stockholders should read the Offer to Purchase and the related materials carefully because they contain important information. Stockholders are able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Limited Brands is filing with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Stockholders may also obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offer, toll free at 888-628-8208.

FEBRUARY SALES SCRIPT MARCH 4, 2004
  GOOD MORNING EVERYONE. THIS IS AMIE PRESTON, VICE PRESIDENT OF INVESTOR RELATIONS FOR LIMITED BRANDS.

  THIS IS LIMITED BRANDS’ FEBRUARY SALES REPORT FOR THE FOUR WEEK PERIOD ENDING SATURDAY, FEBRUARY 28, 2004.

  BEFORE I BEGIN, AS A MATTER OF FORMALITY, I NEED TO REMIND YOU THAT ANY FORWARD LOOKING STATEMENTS I MAY MAKE TODAY ARE SUBJECT TO THE SAFE HARBOR STATEMENT FOUND IN OUR SEC FILINGS.

  TOTAL LIMITED BRANDS SALES FOR THE FOUR WEEKS ENDED FEBRUARY 28, 2004, WERE $607.9 MILLION, COMPARED TO SALES OF $571.6 MILLION FOR THE FOUR WEEKS ENDED MARCH 1, 2003.

  LIMITED BRANDS COMPS INCREASED 5% IN FEBRUARY.

  FEBRUARY MERCHANDISE MARGINS WERE ABOUT FLAT TO LAST YEAR.

  LIMITED BRANDS INVENTORIES ENDED THE MONTH UP 2% ON A PER SQUARE FOOT BASIS AT COST. APPAREL INVENTORIES ENDED THE MONTH DOWN 4% PER SQUARE FOOT AT COST.

NOW INDIVIDUAL BRAND RESULTS BEGINNING WITH...

VICTORIA’S SECRET STORES

  COMP STORE SALES FOR FEBRUARY AT VSS WERE UP 12%, ABOVE EXPECTATIONS.

  RESULTS FOR THE MONTH WERE PRIMARILY DRIVEN BY STRONG GROWTH IN BRAS AND PANTIES.

  BEAUTY RESULTS WERE ALSO STRONG, DRIVEN BY THE LAUNCH OF VERY SEXY FOR HER 2 AND THE NEW GARDEN SCENT ROMANTIC WISH.

  MERCHANDISE MARGINS WERE UP TO LY.

  THE STORES ARE CURRENTLY FEATURING THE NEW BODY BY VICTORIA FULL COVERAGE SHAPING BRA.

VICTORIA’S SECRET DIRECT

  FEBRUARY SALES WERE UP 13% TO LY. INTERNET SALES CONTINUE TO EXPERIENCE STRONG GROWTH.

  SALES GROWTH WAS DRIVEN BY STRENGTH IN SWIMWEAR, LINGERIE AND CLOTHING.

  MERCHANDISE MARGINS WERE UP TO LY.

BATH & BODY WORKS

  AT BATH & BODY WORKS, FEBRUARY COMPS WERE UP 8%, DRIVEN BY GROWTH DURING VALENTINE’S DAY AND THE INITIAL WEEKS OF THE AROMATHERAPY THEME, WHICH SET FEBRUARY 15TH.

  THE VALENTINE’S DAY THEME, WHICH SET FEBRUARY 5TH, FEATURED GIFTS AND HOLIDAY-APPROPRIATE FRAGRANCES, SUCH AS SWEET PEA.

  THE AROMATHERAPY THEME, WHICH IS IN-STORE THROUGH MARCH 7TH, FEATURES REFORMULATED ESSENTIAL OILS AND FILLED CANDLES AND INTRODUCES
  AROMATHERAPY REMEDIES.

  MERCHANDISE MARGINS WERE DOWN TO LAST YEAR, DRIVEN BY INCREMENTAL DIRECT MARKETING TO SUPPORT VALENTINE’S DAY AND THE AROMATHERAPY THEMES. THIS CAMPAIGN BEGAN FEBRUARY 1ST AND RUNS THROUGH MARCH 7TH,

AND FEATURES TARGETED OFFERS OF FREE AROMATHERAPY, SPA, BBW BENEFITS OR PURE SIMPLICITY PRODUCTS VERSUS LAST YEAR’S OFFER OF $10 OR $15 OFF A QUALIFYING STORE PURCHASE.

  STORES SHIFT TO A SPRING THEME ON MARCH 8TH THAT FEATURES A NEW FRAGRANCE, PEONY, IN OUR DAILY BEAUTY RITUALS LINE AND THE PERFECT SPRING, AN ASSORTMENT OF SEASONAL HOME FRAGRANCE PRODUCTS.

APPAREL GROUP

  AT THE APPAREL GROUP, FEBRUARY COMPS WERE DOWN 6%.

  APPAREL MERCHANDISE MARGINS WERE UP TO LAST YEAR.

EXPRESS

  FEBRUARY COMPS AT EXPRESS WERE DOWN 6%, BELOW EXPECTATIONS.

  MERCHANDISE MARGINS IN FEBRUARY WERE UP, DUE TO THE CHANGE IN PROMOTIONAL CADENCE. EXPRESS IS LAPPING SIGNIFICANT AMOUNTS OF PROMOTIONAL ACTIVITY FROM LAST YEAR, INCLUDING FAST CASH AND DIRECT MAIL, THAT WE ARE NOT ANNIVERSARYING.

  MEN’S SALES CONTINUE TO BE STRONGER THAN WOMEN’S.

  THE CURRENT FOCUS AT EXPRESS IS THE GREAT SHIRT EVENT – ALL SHIRTS ARE $20 OFF.

LIMITED STORES

  FEBRUARY COMPS AT LIMITED STORES WERE DOWN 5%, BELOW EXPECTATIONS.

  RESULTS WERE DRIVEN BY KEY ITEM SWEATER PROMOTIONS AT $24.50 (DOUBLE VEE, WOVEN COLLAR CUFF CAP SLEEVE, AND CAP SLEEVE).

  MERCHANDISE MARGINS WERE UP TO LAST YEAR.

  THE KEY ITEM DRIVER FOR EARLY MARCH IS A 40% OFF SHIRT SALE.

  IN CLOSING, WE EXPECT POSITIVE MID-SINGLE DIGIT COMPS FOR THE TOTAL COMPANY IN MARCH, AND FLATTISH OVERALL COMPS IN APRIL. THIS WOULD RESULT IN A LOW SINGLE DIGIT COMP FOR THE QUARTER, CONSISTENT WITH THE GUIDANCE WE GAVE LAST WEEK ON THE EARNINGS CALL. WE EXPECT THAT MARCH

WILL BE A STRONGER SALES MONTH THAN APRIL DUE TO THE MID-SEASON APPAREL SALES, WHICH ARE SCHEDULED TO BEGIN AT THE END OF THE MONTH, AND, TO A LESSER EXTENT, AN EARLIER EASTER.

  THANK YOU FOR YOUR CONTINUING INTEREST IN LIMITED BRANDS.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in this February sales call or the press release involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or the February sales call or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company’s products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production; availability of suitable store locations on appropriate terms and other factors that may be described in the Company’s filings with the Securities and Exchange Commission. The forward-looking information provided in this press release or the February sales call is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.